Exhibit 3.1(b)

SIXTH RESTATED CERTIFICATE OF INCORPORATION

OF

COHERUS BIOSCIENCES, INC.

FIRST

The name of this corporation is Coherus BioSciences, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of this corporation is to engage in the lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is 93,207,039 divided into 57,000,000 shares of Common Stock each with the par value of $0.0001 per share (the “Common Stock”), and 36,207,039 shares of Preferred Stock each with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the “Series A Preferred,” one series shall be denominated the “Series B Preferred” and one series shall be denominated the “Series C Preferred.” The Series A Preferred shall consist of 1,727,448 shares, the Series B Preferred shall consist of 23,479,591 shares and the Series C Preferred shall consist of 11,000,000 shares.

Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware:

1. Each 1.667 shares of Common Stock, $0.0001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $0.0001 par value per share, of the Company. All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Company (the “Board of Directors”).

2. Each 1.667 shares of Series A Preferred, $0.0001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series A Preferred, $0.0001 par value per share, of the Company. All shares of Series A Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

3. Each 1.667 shares of Series B Preferred, $0.0001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B Preferred, $0.0001 par value per share, of the Company. All shares of Series B Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

4. Each 1.667 shares of Series C Preferred, $0.0001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series C Preferred, $0.0001 par value per share, of the Company. All shares of Series C Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors

B. The terms and provisions of the Preferred Stock and Common Stock are as follows, provided, however, that the holders of an aggregate of at least a majority of the then outstanding shares of the Series A Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of the Series A Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be binding on all future holders of the shares of Series A Preferred; provided, further, that, except as set forth in Section 5(b) of this Article FOURTH, the holders of an aggregate of at least fifty-five percent (55%) of the then outstanding shares of the Series B Preferred, may waive any of the following rights, powers, preferences, or privileges applicable to all shares of the Series B Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be binding on all future holders of the shares of Series B Preferred; provided, further, that, except as set forth in Section 5(c) of this Article FOURTH, the holders of an aggregate of at least fifty-five percent (55%) of the then outstanding shares of the Series C Preferred, including at least two (2) Specified Series C Stockholders (as defined in that certain Series C Preferred Stock Purchase Agreement, dated as of May 9, 2014, by and among the Company and the investors named therein (the “Purchase Agreement”)) may waive any of the following rights, powers, preferences, or privileges applicable to all shares of the Series C Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be binding on all future holders of the shares of Series C Preferred.

1. Dividends.

(a) Treatment of Preferred Stock. The holders of the Series C Preferred shall be entitled to receive dividends payable out of any funds or assets at the time legally available therefore, prior and in preference to any declaration or payment of any dividend on the Series B Preferred, Series A Preferred or Common Stock (other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company). Subject to Section 5(c)(v) of this Article FOURTH, such dividends shall be payable only when, as and if declared by the Board of Directors. No dividends other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company shall be paid on any Series B Preferred, Series A Preferred or Common Stock unless and until a dividend is paid with respect to all outstanding shares of Series C Preferred in an amount equal to or greater that the aggregate amount of dividends which would be payable on each share of Series C Preferred if, immediately prior to such dividend payment on the Series B Preferred, Series A Preferred or Common Stock, it had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series C Preferred if dividends are not declared, and any dividends declared shall be noncumulative.

(b) After payment of the prior dividend rights of the Series C Preferred pursuant to the above provisions of Section 1(a), the holders of the Series B Preferred shall be entitled to receive dividends payable out of any funds or assets at the time legally available therefore, prior and in preference to any declaration or payment of any dividend on the Series A Preferred or Common Stock (other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company). Subject to Section 5(b)(v) of this Article FOURTH, such dividends shall be payable only when, as and if declared by the Board of Directors. No dividends other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company shall be paid on any Series A Preferred or Common Stock unless and until a dividend is paid with respect to all outstanding shares of Series B Preferred in an amount equal to or greater that the aggregate amount of dividends which would be payable on each share of Series B Preferred if, immediately prior to such dividend payment on the Series A Preferred or Common Stock, it had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series B Preferred if dividends are not declared, and any dividends declared shall be noncumulative.

(c) After payment of the prior dividend rights of the Series C Preferred and Series B Preferred pursuant to the above provisions of Section 1(a) and Section 1(b), respectively, the holders of the Series A Preferred shall be entitled to receive dividends payable out of any funds or assets at the time legally available therefore, prior and in preference to any declaration or payment of any dividend on the Common Stock (other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company). Subject to Section 5(b)(v) of this Article FOURTH, such dividends shall be payable only when, as and if declared by the Board of Directors. No dividends other than (x) those payable on Common Stock solely in additional shares of Common Stock or (y) those payable on capital stock of the Company solely in other securities of the Company shall be paid on any Common Stock unless and until a dividend is paid with respect to all outstanding shares of Series A Preferred in an amount equal to or greater that the aggregate amount of dividends which would be payable on each share of Series A Preferred if, immediately prior to such dividend payment on the Common Stock, it had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series A Preferred if dividends are not declared, and any dividends declared shall be noncumulative.

(d) Subject to Section 5(b)(v) and Section 5(c)(v) of this Article FOURTH, after payment of the prior dividend rights of the Series C Preferred, Series B Preferred and Series A Preferred pursuant to the above provisions of Sections 1(a), (b) and (c), dividends may be paid to the holders of Common Stock out of any funds or assets at the time legally available therefore, when, as and if declared by the Board of Directors.

(e) Distribution. “Distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board of Directors) for cash or property.

(f) Repurchases. To the extent certain sections of the corporations code of any state set forth minimum requirements for the Company’s retained earnings and/or assets that would otherwise be applicable to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, advisors, officers, directors or other service providers of the Company or any of the Company’s subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, where such agreements were authorized by the Board of Directors, such Distributions may be made without regard to any “preferential dividends arrears amount,” “preferential rights amount,” or similar concept.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Series C Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series C Preferred then held by them, prior and in preference to any payment which shall be made or any assets distributed to the holders of Series B Preferred, Series A Preferred or Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Series C Preferred are insufficient to permit the payment to such holders of the full amount to which they shall be entitled under this Section 2(a), then the entire assets of the Company legally available for distribution to the holders of Series C Preferred shall be distributed with equal priority and pro rata among the holders of the Series C Preferred. “Liquidation Preference” shall mean (i) with respect to any shares of Series A Preferred, $1.2503 per share (as adjusted for stock splits, combinations, reorganizations and the like) (the “Series A Original Issuance Price”) plus declared and unpaid dividends on such share, (ii) with respect to any shares of Series B Preferred, $6.9749 per share (as adjusted for stock splits, combinations, reorganizations and the like) (the “Series B Original Issuance Price”) plus declared and unpaid dividends on such share and (iii) with respect to any shares of Series C Preferred, $10.0020 per share (as adjusted for stock splits, combinations, reorganizations and the like) (the “Series C Original Issuance Price”) plus declared and unpaid dividends on such share.

(b) Upon completion of the distribution required by subsection (a) of this Section 2, the holders of the Series B Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series B Preferred then held by them, prior and in preference to any payment which shall be made or any assets distributed to the holders of Series A Preferred or Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of the full amount to which they shall be entitled under this Section 2(b), then the entire assets of the Company legally available for distribution to the holders of Series B Preferred shall be distributed with equal priority and pro rata among the holders of the Series B Preferred.

(c) Upon completion of the distributions required by subsection (a) and (b) of this Section 2, the holders of the Series A Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series A Preferred then held by them, prior and in preference to any payment which shall be made or any assets distributed to the holders of Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full amount to which they shall be entitled under this Section 2(c), then the entire assets of the Company legally available for distribution to the holders of Series A Preferred shall be distributed with equal priority and pro rata among the holders of the Series A Preferred.

(d) Remaining Assets. Upon completion of the distributions required by subsection (a), (b) and (c) of this Section 2, no further payments shall be made to the holders of Preferred Stock by reason thereof and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock.

(e) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) provided that the applicable transaction shall not be deemed a liquidation if the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions continue to retain, in substantially the same proportion of ownership as prior to the transaction (either by such voting securities remaining outstanding or by such voting securities being converted into securities of the surviving entity), a majority of the total voting power represented by the voting securities and a majority of the equity interests of the Company or such surviving entity outstanding immediately after such transaction or series of related transactions; or (iii) a sale lease, exclusive license or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions. In the event of a deemed “Liquidation” pursuant to clause (iii) in this Section 2(e) above, if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within forty-five (45) days after such deemed Liquidation, then (A) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the deemed Liquidation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Company not later than sixty (60) days after such deemed Liquidation, the Company shall use the consideration received by the Company for such deemed Liquidation (net of any liabilities associated with the assets sold, leased or exclusively licensed as determined in good faith by the Board of Directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such deemed Liquidation (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Preference. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock in accordance with the preferences and priorities set forth in subsections (a) and (b) of Section 2, and shall redeem the remaining shares as soon as it may lawfully do so under the Delaware General Corporation Law. Prior to the distribution or redemption provided for in this Section 2(e), the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business.

(f) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock; provided, however, that notwithstanding Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation pursuant to Sections 2(a), 2(b), 2(c) or 2(e), (without giving effect to this Section 2(f) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation, giving effect to this Section 2(f) with respect to all series of Preferred Stock simultaneously. If the holder is treated as if such holder had converted such shares of a series of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any Distribution pursuant to Sections 2(a), 2(b), 2(c) or 2(e), as applicable, that would otherwise be made to holders of such series of Preferred Stock.

(g) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation pursuant to Section 2(e)(ii), if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), 2(c), 2(d) and 2(f) as if the Initial Consideration were the only consideration payable in connection with such Liquidation; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections Sections 2(a), 2(b), 2(c), 2(d) and 2(f) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(g), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Series A Preferred, Series B Preferred and Series C Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $1.2503, $6.9749 and $10.0020, respectively (in each case, as adjusted for stock splits, combinations, reorganizations and the like) divided by the applicable Conversion Price (as hereinafter defined) for such series of Preferred Stock. The “Conversion Price” per share of Series A Preferred, Series B Preferred and Series C Preferred shall initially be $1.2503, $6.9749 and $10.0020, respectively, and shall be subject to adjustment as provided herein.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (1) the affirmative vote of (i) the holders of at least fifty-five percent (55%) of the then outstanding Series B Preferred, voting as a single, separate class and (ii) the holders of at least fifty-five percent (55%) of the then outstanding Series C Preferred, including at least two

(2) Specified Series C Stockholders, voting as a single, separate class or (2) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form as declared effective by the Securities and Exchange Commission, provided, however, that (i) the underwriters are of national reputation and (ii) the aggregate gross proceeds to the Company are not less than $45,000,000 (a “Qualified IPO”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors of the Company. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to subsection 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificates, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(d) Adjustments to Conversion Price.

(i) Adjustments for Subdivisions or Combinations of Common. After the date of the filing of this Sixth Restated Certificate of Incorporation (the “Filing Date”), if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision for each series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the Filing Date, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination for each series of Preferred Stock shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. Subject to the provisions of Section 2 of Article FOURTH, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 3(d)(i), 3(d)(iii), 3(d)(iv) or 3(d)(v))), the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such reorganization, recapitalization, reclassification, consolidation or merger be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(iii) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date, the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other Distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iv) Adjustments for Other Dividends and Distributions. If at any time or from time to time on or after the Filing Date, the Company shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other Distribution payable in securities of the Company (other than a Distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3(d)(iii) do not apply to such dividend or Distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the Distribution to the holders of such capital stock, a dividend or other Distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(v) Adjustments for Dilutive Issuances.

(A) After the Filing Date, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (C) below, deemed to be issued) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Conversion Price for each such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. “Calculated Securities” means (i) all shares of Common Stock actually outstanding; (ii) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance); and (iii) all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of stock.

(B) For the purposes of paragraph (A) above, none of the following issuances shall be considered the issuance or sale of Common Stock:

(1) The issuance of Common Stock upon the exercise, conversion or exchange of any then-outstanding Convertible Securities, pursuant to the terms thereof. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(2) The issuance of any Common Stock or Convertible Securities as a dividend or Distribution on the Company’s stock, including any Shares of Common Stock issued or issuable by reason of a stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3(d)(i) or Section 3(d)(ii).

(3) The issuance of up to 6,196,782 shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the Company under a stock plan approved by the Board of Directors (not including the reissuance of shares repurchased by the Company from employees or consultants of the Company).

(4) The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors.

(5) The issuance of Common Stock or Convertible Securities as acquisition consideration pursuant to (i) the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor business or (ii) the acquisition of technology or other intellectual property by outright purchase.

(6) The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this paragraph (B).

(C) For the purposes of paragraph (A) above, the following subparagraphs 1 to 3, inclusive, shall also be applicable:

(1) In case at any time the Company shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section 3(d)(v)(B) above) (collectively “Options”) or shall fix a record date for the determination of holders entitled to received such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock or Convertible Securities are issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options or, in the case of any such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options for Convertible Securities and upon the conversion or exchange of such Convertible Securities, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Options for Convertible Securities, upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the applicable Conversion Price for any series of Preferred Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued for such price per share.

(2) In case at any time the Company shall issue or sell any Convertible Securities (excluding Convertible Securities and Common Stock issued in accordance with Section 3(d)(v)(B) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the Conversion Price in effect for any series of Preferred Stock immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the applicable Conversion Price shall be made by reason of such issue or sale.

(3) In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Convertible Securities or Options shall be issued in connection with any merger of another entity into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined in good faith by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(e) No Impairment. The Company will not, by amendment of this Sixth Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provision of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(f) Certificate of Adjustments. Upon the occurrence of each adjustment of the Conversion Price for each series of Preferred Stock pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to such series of Preferred Stock since the date of the first issuance of such series of Preferred Stock, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(g) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Restated Certificate of Incorporation.

(i) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 3. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(d) Election of Directors. As long as shares of Series A Preferred are outstanding, the holders of the Series A Preferred, voting separately as a single class, shall be entitled to elect two (2) directors (the “Series A Directors”). As long as shares of Series B Preferred are outstanding, the holders of the Series B Preferred, voting separately as a single class, shall be entitled to elect two (2) directors (the “Series B Directors”). As long as shares of Series C Preferred are outstanding, the holders of the Series C Preferred, voting separately as a single class, shall be entitled to elect one (1) director (the “Series C Director”). As long as shares of Common Stock are outstanding, the holders of Common Stock, voting separately as a single class, shall be entitled to elect one (1) director (the “Common Directors”). The holders of the Common Stock and the Preferred Stock, voting together as a single class on as-converted basis, shall be entitled to elect all other directors of the Company. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class or series that elected the director whose absence created such vacancy. There shall be no cumulative voting.

5. Amendments and Changes.

(a) Approval by Series A Preferred. Notwithstanding Section 4 above, the Company shall not (by amendment, merger or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the Series A Preferred then outstanding, voting together as a single, separate series:

(i) alter, amend or repeal any provision of this Sixth Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment or repeal would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series A Preferred in a manner different than any other series of Preferred Stock; provided, however, that (i) a series of Preferred Stock shall not for purposes of this subsection (b)(i) be deemed to be affected in a manner different than any other series of Preferred Stock because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock;

(ii) grant anti-dilution protection to any other series of Preferred Stock which is more favorable than the anti-dilution protection then provided to the Series A Preferred; or

(iii) increase or decrease the authorized number of shares of Series A Preferred.

(b) Approval by Series B Preferred. Notwithstanding Section 4 above, the Company shall not (either directly or indirectly by amendment, merger or otherwise) without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least fifty-five percent (55%) of the Series B Preferred then outstanding, voting together as a single, separate series:

(i) alter, amend or repeal any provision of this Sixth Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment or repeal would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series B Preferred in a manner different than any other series of Preferred Stock; provided, however, that (i) a series of Preferred Stock shall not for purposes of this subsection (b)(i) be deemed to be affected in a manner different than any other series of Preferred Stock because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock;

(ii) grant anti-dilution protection to any other series of Preferred Stock which is more favorable that the anti-dilution protection then provided to the Series B Preferred; or

(iii) increase or decrease the authorized number of shares of Series B Preferred.

(c) Approval by Series C Preferred. Notwithstanding Section 4 above, the Company shall not (either directly or indirectly by amendment, merger or otherwise) without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least fifty-five percent (55%) of the Series C Preferred then outstanding, including at least two (2) of the Specified Series C Stockholders, voting together as a single, separate series:

(i) alter, amend or repeal any provision of this Sixth Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment or repeal would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series C Preferred in a manner different than any other series of Preferred Stock; provided, however, that (i) a series of Preferred Stock shall not for purposes of this subsection (c)(x) be deemed to be affected in a manner different than any other series of Preferred Stock because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock.

(ii) grant anti-dilution protection to any other series of Preferred Stock which is more favorable that the anti-dilution protection then provided to the Series C Preferred;

(iii) increase or decrease the authorized number of shares of any series of Preferred Stock or Common Stock;

(iv) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (or pay into or set aside funds into a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at the original cost thereof from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, provided that such repurchase is approved by the Board of Directors;

(v) declare or pay any dividends (other than dividends payable solely in shares of Common Stock) or Distributions on any shares of Preferred Stock or Common Stock now or hereafter outstanding;

(vi) enter into any transaction or series of related transactions with any director or officer of the Company;

(vii) authorize or issue any additional shares of any new class or series of any capital stock or equity securities of the Company having any rights, preferences or privileges equal to or senior to the Series C Preferred, or authorize or issue any other securities convertible into or exchangeable or exercisable for any capital stock or other equity securities having any rights, preferences or privileges equal to or senior to the Series C Preferred; or

(viii) effect or consent to a Liquidation or consummate any merger or other corporate reorganization that results in a Liquidation.

6. Redemption. The Preferred Stock is not redeemable.

7. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

FIFTH

The Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

The Company reserves the right to amend the provisions in this Sixth Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

(a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(b) The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company to the same extent as permitted under subsection (a) above.

(c) Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

NINTH

Subject to any additional vote required by the Company’s Certificate of Incorporation, the number of directors of the Company shall be determined in the manner set forth in the Bylaws of the Company.

TENTH

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

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